Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. TO ACQUIRE DAISHOWA-MARUBENI INTERNATIONAL LTD.

(“DMI”) SIGNIFICANTLY EXPANDING ITS PULP OPERATIONS

DMI owns and operates a swing NBSK and NBHK pulp mill in Peace River, Alberta, and has a 50% interest in a NBSK pulp mill in Quesnel, British Columbia.

•	Consideration of $359.2 million (C$465 million), which includes minimum working capital of $85.7 million (C$111 million)

•

Pulp mills to be acquired have a combined pulp production capacity of 645,000 ADMTs, which is comprised of the Peace River pulp mill with 475,000 ADMTs and 50% of the Quesnel pulp mill, with 170,000 ADMTs

•	Post-acquisition, Mercer will have a combined annual production capacity of approximately 2.2 million ADMTs of pulp and approximately 890,000 MWh of surplus energy

•	For the first eight months of 2018, DMI had combined[1] Revenues of approximately $320.3 million, Net Income of approximately $42.2 million, and EBITDA of approximately $90.7 million

•	For the fiscal year 2017, DMI had Revenues of approximately $351.6 million, Net Income of approximately $8.2 million, and EBITDA of approximately $55.3 million

•	Immediately accretive transaction which advances the Company’s long term strategy of growing its business in pulp, lumber, energy and extractives

NEW YORK, NY, October 3, 2018 - Mercer International Inc. (Nasdaq: MERC) today announced that it has entered into an agreement with Marubeni Corporation, Nippon Paper Industries Co., Ltd., and Daishowa North America Corporation to acquire all of the issued and outstanding shares of DMI for consideration of $359.2 million (C$465 million), which includes minimum working capital of $85.7 million (C$111 million).

DMI owns 100% of a bleached kraft pulp mill in Peace River, Alberta (the “PRP Mill”) and has a 50% interest in the Cariboo Pulp and Paper Company (“CPP”), a joint venture which operates a bleached kraft pulp mill in Quesnel, British Columbia (the “CPP Mill”).

1 DMI’s interim 8-month results reported on a combined basis and exclude its interest in a small logging division. All DMI results are reported pursuant to IFRS and in Canadian dollars.

As a result of this transaction, Mercer’s annual production capacity for pulp will increase by approximately 41% to 2.2 million ADMTs, and surplus energy will increase by approximately 8% to 890,000 MWhs.

Further, the acquisition of DMI will add NBHK pulp to Mercer’s current product mix as well as provide the Company with an expanded market presence in Asia.

DMI also holds 20-year term renewable governmental Forest Management Agreements and Deciduous Timber Allocations in Alberta with an Annual Allowable Cut (“AAC”) of approximately 2.4 million cubic meters of hardwood and 400,000 cubic meters of softwood.

The transaction is subject to customary closing conditions, including receipt of requisite regulatory anti-trust approvals. In connection therewith, Mercer has arranged a fully committed financing in the amount of US$350 million to finance the acquisition. The transaction is expected to close in the fourth quarter of 2018.

Sangra Moller LLP acted as legal advisor for Mercer and Credit Suisse provided the committed financing for the transaction.

Mill Highlights

PRP Mill:

•	is a modern, high performance swing mill with an annual production capacity of approximately 475,000 ADMT of bleached hardwood and softwood kraft pulp;

•

holds Provincial Forest Management Agreements (“FMA”) and Deciduous Timber Allocations (“DTA”) in Alberta with 20 year terms which provide it with an ACC for hardwood of approximately 2.4 million cubic meters from province-owned forests through the FMAs and DTAs, and has rights to harvest 400,000 cubic meters of softwood through the FMAs;

•

includes a bio-mass fueled cogeneration power plant, comprised of two turbines: a back pressure turbine with a capacity of 40 MW which generates power for the PRP Mill’s pulp production, and a condensing turbine generator with a capacity of 25 MW, which is used to generate electricity for sale to the Alberta electrical grid; and

•	has an experienced workforce of approximately 280 employees.

CPP Mill:

•	is a joint venture in which DMI has a 50% interest;

•	has an annual production capacity of approximately 340,000 ADMT of NBSK pulp;

•

includes a bio-mass fueled cogeneration power plant, comprised of two turbines: a back pressure turbine with a capacity of 32 MW which generates power for the CPP Mill’s pulp production, and a condensing turbine generator with a capacity of 25 MW, which is used to generate electricity for sale to the BC utility; and

•	has an experienced workforce of approximately 305 employees.

Operating Synergies

We believe the acquisition of DMI and the integration of the acquired mills with Mercer’s existing operations will generate material operating synergies in the range of approximately $15 to $20 million per year, primarily through procurement opportunities, cost benefits, optimization of logistics and geographic market mix through an expanded number of mill locations. We currently expect to achieve the majority of such synergies within 12 months of closing of the transaction.

CEO Comments

Mr. David M. Gandossi, Chief Executive Officer, stated: “The proposed acquisition significantly increases our current operations in Canada and, in particular, will complement Mercer’s Celgar pulp mill in British Columbia. The acquisition will additionally strengthen our presence in Asia, which we have identified as an important strategic area, and it will expand our product offering to include northern bleached hardwood kraft pulp, a product that we believe is following the same tightening market path that NBSK has experienced during the past few years.”

Mr. Gandossi continued: “This is a highly strategic transaction for Mercer that leverages our core competencies and is in line with our long-term growth strategies. The transaction positions us to capitalize on the potential for synergies with Mercer’s existing operations and to create a platform for immediate cash flow generation and earnings accretion. It is an important step in our long term value-add strategy of growing our company in pulp, lumber, energy and extractives,”

Mr. Gandossi concluded: “Both the PRP and CPP mills currently have solid operating platforms in place, which can be further enhanced through improved efficiencies and capital improvements. We are delighted to welcome the employees of DMI to the Mercer team and, consistent with all our operations, we look forward to working with our new government, community and first nations partners in alignment with our core values of health and safety, sustainability, integrity, innovation and performance excellence,”

Selected Historical Financial Information and Operating Highlights

Based upon its historical financial information in 2017 and the eight months of 2018, DMI had (in millions):

DMI(1)	2017(2)	8 Months 2018(3)

Pulp segment revenues(4)	$345.7	$314.3

Energy segment revenues(2)	$5.9	$6.0

Total Revenues	$351.6	$320.3

EBITDA(5)	$55.3	$90.7

Operating income	$13.1	$60.2

Net income	$8.2	$42.2

	2017	8 Months 2018

Pulp production (ADMTs)	531,492	402,559

Energy production (MWh)	469,723	389,415

(1)	DMI financial results are prepared in accordance with IFRS, are in Canadian dollars and eight-month results are on a combined basis.

(2)	Canadian dollars converted to U.S. dollars at a rate of 1.2986, being the annual average rate on December 29, 2017.

(3)	Canadian dollars converted to U.S. dollars at a rate of 1.2858, being the year to date average rate on August 31, 2018.

(4)	Includes business interruption insurance of $15.7 million and $7.0 million in 2017 and 8 Months 2018, respectively.

(5)	See “Non-GAAP Financial Measures” below.

Mercer International Inc. is a global wood products manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

Non-GAAP Financial Measures

This press release contains references to EBITDA, which is a non-GAAP metric. EBITDA is defined as operating income plus depreciation and amortization. We believe certain investors and financial analysts use EBITDA to evaluate financial performance. EBITDA is also included to help facilitate comparisons of the historic operating performance of the assets to be acquired with other companies in our industry. EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to operating income or any other measure of financial performance presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect operating income. The following table sets forth a reconciliation of DMI’s net income to EBITDA for the fiscal year 2017 and the first eight months of 2018 (in millions):

	2017(1)	8 Months 2018(1)

Net Income	$8.2	$42.2

Operating Income	$13.1	$60.2

Add: Depreciation and amortization	$42.1	$30.6

EBITDA(2)	$55.3	$90.7

(1)	Reported pursuant to IFRS and 8-month results reported on a combined basis.

(2)	Pursuant to IFRS which provides for the capitalization of certain maintenance costs which are expensed pursuant to U.S. GAAP.

The preceding includes forward looking statements, including statements regarding the expected completion of the acquisition of DMI, expectations regarding the impact of the acquisition on our earnings, our ability to integrate DMI and its operations with our existing business and realize upon potential synergies and capital upgrade opportunities. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Actual results and outcomes may differ materially from what is expressed or forecasted in these forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. Among those factors which could cause actual results to differ materially are the following: uncertainties as to the timing of completion of the transaction, our ability to obtain required consents and approvals in connection with the transaction, we may not realize all or any of the expected synergies, DMI may not be integrated successfully with our business or such integration may be more difficult, time-consuming or costly than expected, capital upgrades may not receive expected results, the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY: Jimmy S.H. Lee Executive Chairman (604) 684-1099 David M. Gandossi Chief Executive Officer (604) 684-1099